Exhibit 99.1

Helicos BioSciences Announces Strategic Focus on Diagnostics Markets and
Operational Restructuring

CAMBRIDGE, Mass., May 17, 2010 (BUSINESS WIRE) — Helicos BioSciences Corporation (NASDAQ: HLCS) announced today that, as part of the Company’s previously disclosed efforts to consider alternatives to its existing long-term strategy, it is in the process of implementing a strategic shift to focus the business on the diagnostics markets.  In connection with this effort, the Company has committed to a consolidation and reorganization of its operations in order to reduce operating costs.  This restructuring plan has resulted in the elimination of approximately 40 positions during the current fiscal quarter.  Approximately half of the Company’s 40 remaining employees are supported by NIH funding on research designed to further improve Helicos’ proprietary DNA and RNA single molecule sequencing technology.

“In our first quarter 2010 regulatory filings, we stated that we were considering alternatives to our existing long-term strategic focus, including the repositioning of the company in the genetic analysis markets” stated Ron Lowy, President and Chief Executive Officer.  “During this process, we have engaged a variety of consultants in the genomic research, services and diagnostics industries to evaluate available alternatives and, as a result of this evaluation, we believe that our proprietary technology is uniquely suited for the diagnostics markets.  In particular, our technology’s ability to sequence DNA and RNA directly is well positioned for applications in molecular diagnostics, as it provides a direct path from patient specimen to result, and minimizes sample preparation costs.  Furthermore, we believe the large opportunity for diagnostics sequencing applications is in its infancy, with relatively limited competition from major sequencing companies, which we believe are less capable for diagnostics applications.”

“One of the key growth drivers in the molecular diagnostics market has been the increased demand from both patients and physicians for assays that can inform decisions concerning personalized healthcare.   We believe that Helicos’ technology is capable of meeting this need today.  This was recently exemplified in a study published in the journal The Lancet, in which sequencing data generated on the Helicos® Genetic Analysis System provided personalized and actionable information regarding an individual’s health and disease risk.” added Mr. Lowy.

Going forward, Helicos plans to continue to support its current installed base with collaborative activities, reagent supply and service support while shifting a significant portion of its resources towards the development of its diagnostics strategy and related technology, applications and commercialization plans.

“We thank all of our employees both past and present for their contribution to the development of Helicos’ technology which, we believe, provides Helicos with unique advantages in the molecular diagnostics marketplace” said Mr. Lowy.

The Company encourages investors to review Helicos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the SEC on April 15, 2010 together with the Company’s Quarterly Report on Form 10-Q for the first fiscal quarter 2010 as filed with the SEC on May 17, 2010.  These reports include disclosures regarding the Company’s liquidity position, financing needs as well as additional disclosures regarding other risks and uncertainties faced by Helicos.

About Helicos BioSciences:

Helicos BioSciences is a life science company focused on innovative genetic analysis technologies for the research, drug discovery, and diagnostic markets. Helicos’ proprietary True Single Molecule Sequencing, tSMS(TM), technology allows direct measurement of billions of strands of DNA enabling scientists to perform experiments and ask questions never before possible. Helicos is a recipient of two $1,000 genome grants and committed to providing scientists the tools to unlock the era of genomic medicine. The company’s corporate headquarters are located at One Kendall Square, Building 700, Cambridge, MA 02139, and its telephone number is (617) 264-1800. For more information, please visit www.helicosbio.com.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, the prospective value of the unique attributes of single molecule sequencing in the diagnostics markets, Helicos’ belief that its technology is capable of meeting needs in the diagnostics markets in the near term, Helicos’ beliefs regarding its ability to introduce successful diagnostic sequencing applications utilizing Helicos technology, Helicos’ beliefs regarding competition from other sequencing companies in the diagnostics market, and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Helicos’ control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our ability to successfully implement a strategic shift to focus the business on the diagnostics markets utilizing the Helicos(R) Genetic Analysis System; our history of operating losses and ability to achieve profitability; our ability to sustain our technology and know-how; the spending levels of academic, clinical and governmental research institutions and pharmaceutical, biotechnology and other companies who may decide to access our technology in the diagnostics markets; our reliance on third-party suppliers; competition; changing technology and customer requirements; our ability to operate in an emerging market; market acceptance of our technology; the length of our sales and implementation cycles in the diagnostics markets; failure of our technology and products; our ability to maintain customer relationships and contracts and support existing customers while transitioning our strategic focus toward the diagnostic markets; ethical, legal and social concerns surrounding the use of genetic information; our ability to retain our remaining personnel following our May 2010 reduction in force and our ability to hire additional skilled personnel required to pursue our diagnostics strategy; our ability to manage our growth while operating with limited resources; our ability to control our operating expenses; general economic and business conditions; our ability to obtain capital when desired on favorable terms including our need for significant additional capital prior to the end of the third quarter 2010 to fund our operations; our current financial resources and substantial doubt about our ability to continue as a going concern; and the volatility of the market price of our common stock.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Helicos undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Helicos, see the disclosure contained in Helicos’ public filings with the Securities and Exchange Commission.

SOURCE: Helicos BioSciences Corporation

                  Jeffrey R. Moore, 617-264-1950